As Filed With the Securities and Exchange Commission on
March 30, 2001
________________________________________________________________

                                      Registration No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                     ______________________

                     SOVEREIGN BANCORP, INC.
      (Exact name of registrant as specified in its charter)

          PENNSYLVANIA                       23-2453088
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)            Identification No.)

                        2000 Market Street
                  Philadelphia, Pennsylvania 19103
                          (215) 557-4630
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Jay S. Sidhu
                     Sovereign Bancorp, Inc.
                        2000 Market Street
                  Philadelphia, Pennsylvania 19103
                          (215) 557-4630
    (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
                     ______________________

                           Copies To:
                    William J. Reynolds, Esq.
                          Stevens & Lee
                     111 North Sixth Street
                   Reading, Pennsylvania 19601
                          (610) 478-2099
                     ______________________

     Approximate date of commencement of proposed sale to the
public:  From time to time after the effective date of this
Registration Statement, as determined by market conditions.
                     ______________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                     ______________________

                 CALCULATION OF REGISTRATION FEE
________________________________________________________________
Title of each                    Proposed   Proposed   Amount
class of                         maximum    maximum      of
securities          Amount       offering   aggregate  Regis-
to be               to be        price per  offering   tration
registered       registered      unit(1)    price(1)     Fee
________________________________________________________________

Common Stock,
no par value
(and associated
Stock Purchase   2,000,000 shares
Rights)(2)       (with Rights)   $8.375   $16,750,000  $4,187.50
________________________________________________________________

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the closing price of Sovereign Bancorp, Inc. common stock on March 28, 2001.

(2)  Prior to the occurrence of certain events, the Stock
     Purchase Rights will not be evidenced separately from
     the Common Stock.
                     ______________________

________________________________________________________________



                           PROSPECTUS

                          2,000,000 SHARES

                    [SOVEREIGN BANCORP LOGO]

                    DIVIDEND REINVESTMENT AND
                       STOCK PURCHASE PLAN

                          COMMON STOCK

     This Prospectus relates to 2,000,000 shares of our common stock, no par value, registered for sale under our Dividend
Reinvestment and Stock Purchase Plan.

     You should read this prospectus carefully and retain it for future reference.
                    ___________________________

OUR COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SVRN". NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECRUITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF SOVEREIGN BANCORP, INC., AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                    ___________________________

          THE DATE OF THIS PROSPECTUS IS MARCH 30, 2001



                          TABLE OF CONTENTS

Where You Can Find More Information                       8

Highlights of the Plan                                    9

Sovereign                                                11

The Plan                                                 11
  Purpose                                                11
  Advantages                                             12
  Administration                                         13
  Participation                                          14
  Purchases and Price of Shares                          17
  Reports to Participants                                20
  Dividends on Fractions                                 20
  Certificates for Shares                                20
  Safekeeping Service                                    21
  Withdrawals                                            21
  Other Information                                      22
  Employees                                              24
  Federal Income Tax Consequences                        24

Use of Proceeds                                          26

Description of Capital Securities                        26

Legal Matters                                            33

Experts                                                  33

Indemnification                                          34



                    [SOVEREIGN BANCORP LOGO]

Fellow Shareholders:

     As a holder of our common stock, you are able to participate in our Dividend Reinvestment and Stock Purchase Plan. Under this Plan, you may elect to have your Sovereign Bancorp dividends automatically reinvested in additional shares of our common stock. You may also, if you wish, use the Plan to purchase additional shares of our common stock through voluntary cash payments.

      Mellon Investor Services is acting as transfer agent, registrar and dividend distribution agent for our common stock.
Accordingly, all dividend reinvestment and stock purchase correspondence should now be directed:

By Regular Mail:            By Hand, Courier or Registered Mail:

Mellon Investor Services               Mellon Investor Services
Investment Services Dept.              Investment Services Dept.
P.O. Box 3338                          85 Challenger Road
So. Hackensack, NJ 07606-1938          Overpeck Center
                                       Ridgefield Park, NJ 07660

     Please mention Sovereign Bancorp, Inc. in all your correspondence. If you prefer, you may call Mellon Investor
Services at 1-800-685-4524.

     Participation in this Plan is entirely voluntary and you can, at any time, discontinue it. Details of the Plan, including information on Mellon Investor Services, the agent for the Plan, are provided in this Prospectus. Please note that, if you are presently a participant in the Plan, you need not take any additional action at this time to continue your participation.

     We hope you will find this a convenient and inexpensive way to increase your ownership of Sovereign Bancorp, Inc.

Sincerely,

Richard E. Mohn                      Jay S. Sidhu
Chairman of the Board                President and Chief
                                     Executive Officer



             [THIS PAGE INTENTIONALLY LEFT BLANK]



     You should rely on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus.

              WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of common stock that we have registered.

     *  The Annual Report on Form 10-K for the year ended
        December 31, 2000;

     *  The Current Reports on Form 8-K filed with the SEC on
        January 25, 2001 (as amended by 8-K/A filed on
        February 5, 2001), February 8, 2001, February 12, 2001,
        February 21, 2001 and March 27, 2001; and

     * The Registration Statement on Form 8-A, filed with the SEC on August 14, 1989, pursuant to which we registered certain stock purchase rights under the Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such registration statement.

You may request a copy of these filings, excluding any filed exhibits, at no cost by writing or telephoning us at the following address or telephone number:

                    Sovereign Bancorp, Inc.
                    1130 Berkshire Boulevard
                    Wyomissing, Pennsylvania 19610

                    Attention:  Investor Relations Officer
                    Telephone:  (610) 320-8498

                   HIGHLIGHTS OF THE PLAN

     Our Dividend Reinvestment and Stock Purchase Plan (the "Plan")provides holders of record of shares of our common stock, no par value (the "Common Stock"), with a simple and convenient way to purchase additional shares without any trading fees or other fees.

     If you participate in the Plan, you may:

          * automatically reinvest cash dividends on all of your shares of Common Stock;

          * automatically reinvest cash dividends on fewer than all of your shares of Common Stock and continue to receive cash dividends on your remaining shares;

          * invest by making optional cash payments up to specified limits in any quarter, whether or not any dividends on shares of Common Stock are being reinvested. Beneficial owners whose shares of Common Stock are registered in the name of a broker or bank nominee are not eligible to make optional cash payments under the Plan. Shares purchased with optional cash payments will automatically be enrolled in the Plan;

          * avoid trading fees, service charges or other fees in connection with purchases under the Plan;

          * provide for safekeeping, free of charge, for all certificates representing shares of Common Stock through the Plan's free custodial service; and

          * avoid record keeping requirements and costs for any and all shares held by the Agent through the free custodial service and reporting provision of the Plan.

     As of the date of this Prospectus, purchases of shares of Common Stock with reinvested dividends are made at a 5% discount (the "Dividend Reinvestment Discount") from the "Current Market Price" as defined in the answer to Question 10. We may eliminate or change the Dividend Reinvestment Discount at our discretion. Purchases of shares of Common Stock with optional cash are made at the Current Market Price. We may in our discretion permit purchases of shares of Common Stock with optional cash at a 5% discount from the Current Market Price (the "Optional Cash Payment Discount"), which Optional Cash Payment Discount we may eliminate or change at any time.

     As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum payment of $50 up to a maximum total of $5,000 per quarter. We may change the minimum and maximum amounts of quarterly optional cash purchases (or optional cash purchases may be eliminated) at our discretion. Upon written request to us, we may permit a participant to make a larger investment as described in the answer to Question 12.

     We may, at our discretion, as to reinvested dividends on shares of Common Stock, optional cash payments or both, direct the purchase of treasury or newly-issued shares of Common Stock from us, or direct the purchase of shares of Common Stock in market transactions. Market transactions may be conducted in the over-the-counter market or by negotiated transactions and may be on such terms as to price, delivery and otherwise as Mellon Investor Services (the "Agent") may determine. Market transactions would provide no new funds for us.

     A complete description of the Plan is included below under the caption, "THE PLAN." Please read it carefully.

     If you are a record holder of shares of our Common Stock, who does not participate in the Plan, and you want to participate in the Plan, you need only complete the Plan
Authorization Card which accompanies this Prospectus and return it to the Agent.

     If you are a beneficial owner whose shares of Common Stock are registered in the name of a broker or bank nominee, you must make arrangements with the broker or bank nominee to participate on your behalf. However, beneficial owners who are not record holders may not make optional cash payments under the Plan.

     Please note that, if you are presently a participant in the Plan, you need not take any action at this time to continue your participation.

     If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, by check in the usual manner.

           IF YOU HAVE QUESTIONS CONCERNING THE PLAN

By Regular Mail:            By Hand, Courier or Registered Mail:

Mellon Investor Services       Mellon Investor Services
Investment Services Dept.      Investment Services Dept.
P.O. Box 3338                  85 Challenger Road
So. Hackensack, NJ 07606-1938  Overpeck Center
                               Ridgefield Park, NJ 07660

     Please mention Sovereign Bancorp, Inc. in all your correspondence and, if you are a participant in the Plan, give the number of your account. If you prefer, you may call Mellon
Investor Services at 1-800-685-4524.

                          SOVEREIGN

     We are a registered thrift holding company incorporated under the laws of the Commonwealth of Pennsylvania. We are the holding company for our principal subsidiary, Sovereign Bank, a federally chartered savings bank. Sovereign Bank's business consists primarily of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based, consumer and residential mortgage loans and home equity lines of credit in eastern Pennsylvania, New Jersey, Delaware and New England.

      Our principal executive offices are located at 2000 Market
Street, Philadelphia, Pennsylvania 19103, and our telephone number at that address is (215) 557-4630.

                            THE PLAN

     The following is a question and answer statement of the provisions of the Plan.

Purpose

1.  What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of shares of Common Stock with a simple and convenient method of reinvesting their cash dividends and/or making optional cash payments toward the purchase of additional shares of Common Stock without payment of any trading fees, service charges or other fees. Such additional shares will be purchased either from us or in market transactions. To the extent that such additional shares are purchased from us, we will receive additional funds for general corporate purposes.

     The Plan offers eligible holders an opportunity to invest conveniently for long-term growth. The Plan is not intended to provide holders of shares of Common Stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The intended purpose of the Plan precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit. We accordingly reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan.

Advantages

2.   What are the advantages of the Plan?

     If you participate in the Plan, you may:

          * automatically reinvest cash dividends on all of your shares of Common Stock;

          * automatically reinvest cash dividends on less than all of your shares of Common Stock and continue to receive cash dividends on your remaining shares;

          * invest by making optional cash payments up to specified limits in any quarter, whether or not any dividends on shares of Common Stock are being reinvested. Beneficial owners whose shares of Common Stock are registered in the name of a broker or bank nominee are not eligible to make optional cash payments under the Plan. Shares purchased with optional cash payments will automatically be enrolled in the Plan;

          * avoid trading fees, service charges or other fees in connection with purchases under the Plan;

          * provide for safekeeping, free of charge, for all certificates representing shares of Common Stock, including shares not participating in the Plan, through the Plan's free custodial service; and

          * avoid record keeping requirements and costs for any and all shares held by the Agent through the free custodial service and reporting provision of the Plan.

     As of the date of this Prospectus, purchases of shares of Common Stock with reinvested dividends are made at a 5% discount (the "Dividend Reinvestment Discount") from the "Current Market Price" as defined in the answer to Question 10. We may eliminate or change the Dividend Reinvestment Discount at our discretion. Purchases of shares of Common Stock with optional cash are made at the Current Market Price. We may in our discretion permit purchases of shares of Common Stock with optional cash at a 5% discount from the Current Market Price (the "Optional Cash Payment Discount"), which Optional Cash Payment Discount we may eliminate or change at any time.

     As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum of $50 up to a maximum of $5,000 per quarter. We may change the minimum and maximum amounts of quarterly optional cash purchases (or optional cash purchases may be eliminated) at our discretion. Upon written request to us, we may permit a participant to make a larger investment as described in the answer to Question 12.

     Full investment of funds is possible under the Plan because it permits a participant's account to be credited not only with full shares but also with fractional shares. Such fractional shares participate ratably in subsequent dividends. Statements reflecting each purchase will be sent to you as soon as practicable after each purchase for your account.

Administration

3.  Who administers the Plan for participants?

     Mellon Bank, N.A. (the "Agent") with certain administrative support provided to the Agent by Mellon Investor Services L.L.C., a registered transfer agent, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Agent holds for safekeeping the shares purchased for you together with shares forwarded by you to the Agent for safekeeping until termination of your participation in the Plan or receipt of your written request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Agent will be registered in the Agent's name or the name of its nominee, as your agent. In the event that the Agent should resign or otherwise cease to act as agent, we will appoint a new agent to administer the Plan.

     The Agent also acts as dividend disbursing agent, transfer agent and registrar for shares of Common Stock.

Participation

4.  Who is eligible to participate?

     All holders of record of at least one whole share of Common Stock are eligible to participate in the Plan. If you hold your shares in your own name, you may participate in the Plan. If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker's "street name" or in the name of a bank nominee), you must become a shareholder of record by having shares transferred into your own name or you must arrange with your record holder to participate in the Plan on your behalf. However, beneficial owners who are not record holders may not make optional cash payments under the Plan.

     In addition, each of our employees and each employee of Sovereign Bank who participates in Sovereign's Employee Stock Purchase Plan automatically participates in the Plan with respect to shares of Common Stock held in the employee's Employee Stock Purchase Plan account. See answer to Question 27 for more details.

5.  Is partial participation possible under the Plan?

     Yes. If you desire that the dividends on only some of your shares held of record be reinvested under the Plan, you may indicate such number of shares on the Plan Authorization Card. Dividends will thereafter be reinvested on the number of shares you specify, and you will continue to receive cash dividends on the remainder of your shares. If, however, Sovereign effects a stock split or declares a stock dividend, all shares issuable as a result thereof will be deposited into your account and subject to reinvestment under the Plan.

6.  How does an eligible shareholder participate?

     If you hold your shares in your own name, you may join the Plan by completing and signing the Authorization Card which accompanies this Prospectus and returning it to the Agent. A postage-paid envelope is provided for this purpose. You may obtain an Authorization Card at any time by written request to the Agent, Mellon Investor Services, Investment Services Dept., P.O. Box 3338, South Hackensack, NJ 07606 or by telephoning the Agent at 1-800-685-4524.

     An eligible beneficial owner whose shares of Common Stock are registered in the name of a broker or bank nominee must make arrangements to have the broker or bank nominee participate on his or her behalf. However, beneficial owners who are not record holders may not make optional cash payments under the Plan.

     Please note that, if you are presently a participant in the Plan, you need not take any action at this time to continue your participation.

7.  When may an eligible shareholder join the Plan?

     If you are a shareholder of record, you may join the Plan at any time.

8. When will dividends be reinvested and/or additional optional cash purchases be made?

     When shares of Common Stock are purchased from us through the reinvestment of dividends, such purchases will be made on the "Investment Date" in each quarter. The Investment Date will be the fifteenth day of each of February, May, August and November if a business day and, if not a business day, the Investment Date will be the next preceding business day; provided that we may, in our discretion, defer the sale of shares to the Agent to a later date if necessary or advisable under applicable securities laws. Except in the case of such deferral, the Investment Date will coincide with the expected dividend payment date in those quarters in which a dividend is payable and, with respect to those quarters, the terms "Investment Date" and "dividend payment date" are used interchangeably in this Prospectus. In the event of any such deferral, the Investment Date will be the first date that sales may be made under applicable securities laws.

     Where market transactions are made, the Agent will make every effort to make the purchases promptly, beginning on the Investment Date and completing such purchases no later than 30 days from such date, except where completion at a later date is necessary or advisable under applicable securities laws. Such purchases may be made in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Agent. Neither we nor any participant shall have any authorization or power to direct the time or price at which shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

     If the Authorization Card is received prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment. If the Authorization Card is received on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record. Record dates for payment of dividends will normally precede payment dates by approximately two weeks.

     See the answer to Question 12 for information concerning limitations on the minimum and maximum amounts of optional cash purchases that may be made each quarter and the answer to Question 13 for information as to when optional cash payments must be received to be invested on the Investment Date.

     Shares will be allocated and credited to participants' accounts as follows: (1) shares purchased from us will be allocated and credited on the appropriate Investment Date; and
(2) shares purchased in market transactions will be allocated and credited as of the date on which the Agent completes the purchases of the aggregate number of shares to be purchased. Depending on our election, participants may be credited with shares purchased from us, shares purchased in market transactions or a combination of both.

9.  What does the Plan Authorization Card provide?

    * If you elect "Full Dividend Reinvestment," the Plan Authorization Card directs the Agent to apply toward the purchase of additional shares of Common Stock all your cash dividends on all the shares then or subsequently registered in your name, together with any optional cash payments.

    * If you elect to reinvest dividends on only a portion of your shares held of record, the Plan Authorization Card directs the Agent to apply all your cash dividends on the number of shares you specify on the Plan Authorization Card, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    * If the "Optional Cash Payments Only" box on the Plan Authorization Card is checked, you will continue to receive cash dividends on shares registered in your name in the usual manner, but the Agent will apply any optional cash payment received with the Plan Authorization Card to the purchase of additional shares under the Plan.

     Also, by signing the Plan Authorization Card, you further direct the Agent to:

    * Reinvest automatically any subsequent dividends on shares accumulated and held in your Plan account. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis, until you withdraw from the Plan, or until the Plan is terminated.

    * Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all shares of Common Stock, including shares not participating in the Plan.

     An eligible beneficial owner whose shares of Common Stock are registered in the name of a broker or bank nominee must make arrangements to have the broker or bank nominee on his or her behalf.

Purchases And Price Of Shares

10. How will the price of shares of Common Stock purchased under the Plan be determined?

     The purchase price of shares of Common Stock purchased with reinvested dividends will be the Current Market Price (as defined below) less the Dividend Reinvestment Discount, if any, then in effect. The purchase price of shares of Common Stock purchased with optional cash will be the Current Market Price (as defined below) less the Optional Cash Payment Discount, if any, then in effect. We, in our sole discretion, may change or eliminate the Dividend Reinvestment Discount or the Optional Cash Payment Discount upon sending Plan participants not less than 30 days' prior written notice thereof. As of the date of this Prospectus there is no Optional Cash Payment Discount.

     If we direct the Agent to purchase shares of Common Stock directly from us, the "Current Market Price" is defined as the average of the mean between the daily high and low sales prices of the shares of Common Stock as published in the Wall Street Journal report of the Nasdaq National Market System for the ten trading days immediately preceding the Investment Date (as defined in the answer to Question 8), or, if no trading occurs in the shares of Common Stock on one or more of such trading days, for the ten trading days immediately preceding the Investment Date during which the shares of Common Stock were traded in the Nasdaq National Market System (the "Pricing Period"). If we direct the Agent to purchase shares of Common Stock in market transactions, the "Current Market Price" is defined as the weighted average of the actual price paid for shares of Common Stock purchased by the Agent.

11. How many shares of Common Stock will be purchased for participants?

     The number of shares to be purchased for your account depends on the amount of your dividend and/or optional cash payment and the purchase price of the shares. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amount you invest divided by the purchase price per share.

12.  How are optional cash purchases made?

     The option to make cash purchases is available to shareholders of record on a quarterly basis. Beneficial owners who are not record holders may not make optional cash payments under the Plan. Each such purchase, must be at least a minimum quarterly amount and purchases cannot exceed a total maximum quarterly amount, both as determined by us.

     As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum payment of $50 up to a maximum total of $5,000 per quarter. We may change the minimum and maximum amounts of quarterly optional cash purchases (or optional cash purchases may be eliminated) at our discretion upon sending Plan participants not less than 30 days' prior written notice thereof.

     For purposes of the limitation on the maximum quarterly amount, all Plan accounts deemed by us to be under common control or management will be aggregated. Unless we grant prior permission to make a larger investment, we reserve the right to return to participants amounts which exceed the maximum quarterly amount. Participants may be permitted to invest amounts in excess of the maximum quarterly amount with our prior approval. Requests for such approval should be made during the five business day period beginning seven business days preceding the Pricing Period (as defined in the answer to Question 10), and such requests should be directed to our Chief Financial Officer (610-320-8437) or Corporate Secretary (610-320-8412).

     An optional cash purchase may be made by you when joining the Plan by enclosing a check or money order payable in United States dollars (payable to "Sovereign Bancorp, Inc.") with the Authorization Card. Thereafter, optional cash purchases may be made through the use of the Cash Payment Forms which will be attached to each statement of account you receive.

13. When will your optional cash payments received by the Agent be invested?

     The Agent will apply any optional cash payment received during the 15 days immediately preceding each Pricing Period (as defined in the answer to Question 10) to the purchase of shares of Common Stock on the Investment Date which is the next business day following the Pricing Period. Any optional cash payment received after the first day of a Pricing Period will be applied to the purchase of Common Stock for your account on the Investment Date immediately following the next Pricing Period. Optional cash payments made by check or other draft will not be applied to the purchase of shares of Common Stock on the Investment Date unless such check or draft has cleared prior to such Investment Date. Under no circumstances will interest be paid on optional cash payments.

     Optional cash payments received by the Agent will be returned to you upon your written request if such request is received by the Agent not later than two business days prior to the first day of the Pricing Period.

14. Are there any out-of-pocket costs to participants in connection with purchases under the Plan?

     No. All costs of administration of the Plan and all trading fees or commissions on shares purchased under the Plan are paid by us. There are no expenses in connection with withdrawal from the Plan unless you request that shares be sold upon your withdrawal from the Plan in which case you will be charged a fee. (See answer to Question 21).

Reports To Participants

15. What kind of reports will be sent to you as a participant in the Plan?

     As soon as practicable after each purchase for your account, a statement will be mailed to you advising you of your cumulative investments for the current calendar year. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of shares of Common Stock, including our annual and quarterly reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

Dividends On Fractions

16.  Will you be credited with dividends on fractions of shares?

     Yes.

Certificates For Shares

17.  Will certificates be issued for shares purchased?

     Shares of Common Stock purchased for your account will be held in the name of the Agent or its nominee for your account. Unless requested by a participant no certificates will be issued to you for shares in your account. At any time during your participation in the Plan or in the event you withdraw from the Plan, you may request the Agent to send you a certificate for some or all of the whole shares credited to your account. This request should be mailed to the Agent at the address set forth in the answer to Question 6. Any remaining whole shares and any fraction of a share will remain credited to your account.

     Certificates for fractional shares will not be issued under any circumstances.

18. In whose name will certificates be registered when issued to you?

     Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

Safekeeping Service

19.  May I send my certificates to the Agent for safekeeping?

     As an additional service to Plan participants, you may deposit with the Agent, free of charge, any or all certificates representing shares of Common Stock held by you. If you wish to use this service, you should elect the "safekeeping authorization" box on the Plan Authorization Card and return it to the Agent together with the certificate or certificates. Delivery of stock certificates is at the risk of the shareholder and, in the event of delivery by mail, insured registered mail with return receipt requested is recommended. The receipt by the Agent of any shares delivered for safekeeping will be shown on your account statement.

     Participating shareholders may withdraw some or all of their shares from the Agent's custody at any time by requesting in writing that a certificate(s) be issued for some or all of the full shares held by the Agent. To do so, you must follow the procedures described in the answer to Question 17.

Withdrawals

20.  When may you withdraw from the Plan?

     You may withdraw from the Plan at any time. If your request to withdraw is received prior to a dividend record date set by our board of directors for determining shareholders of record entitled to receive a dividend, your request will be processed on the day following receipt of the request by the Agent.

     If your request to withdraw is received by the Agent on or after a dividend record date but before the payment date, the Agent, in its sole discretion may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. Any optional cash payments which you may have sent to the Agent prior to a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in your request for withdrawal and your request for withdrawal is received by the Agent at least two business days prior to the first day of the Pricing Period. All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

21.  How do you withdraw from the Plan?

     In order to withdraw from the Plan, you must notify the Agent in writing, at its address set forth in the answer to Question 6, that you wish to withdraw. When you withdraw from the Plan (subject to the answer to Question 20), or upon any termination of the Plan by us, you may request that a certificate for whole shares of Common Stock credited to your account under the Plan and all certificates held for safekeeping be issued to you. To do so, you must follow the procedure described in the answer to Question 17. A cash payment, based upon the sale price received by the Agent, will be made to you for any fraction of a share.

     Upon your withdrawal from the Plan, you may also request in writing that all or part of the shares of Common Stock credited to your account in the Plan be sold. If you request such sale, the Agent will make such sale for your account as soon as practicable after processing your request for withdrawal. You will receive the proceeds, less any trading fees or commissions and any applicable stock transfer tax, from the sale of the shares sold at your request.

Other Information

22. What happens if you sell or transfer all the shares registered in your name and held by you?

     If you dispose of all shares of Common Stock registered in your name and held by you, the shares purchased under the Plan and held in your account are unaffected. The Agent will continue to reinvest the dividends on shares remaining in your account unless and until you withdraw from the Plan or the Plan is terminated.

23. What happens if we declare a dividend payable in shares or declares a stock split?

     Any dividend payable in shares of Common Stock, and any additional shares of Common Stock distributed by us in connection with a stock split, with respect to shares credited to your Plan account will be added to your Plan account. Also, any dividends payable in shares of Common Stock, and any additional shares of Common Stock resulting from a stock split which are attributable to shares registered in your own name and not in your Plan account will be added to your Plan account in the same manner as shares credited to your Plan account.

     The total number of shares of Common Stock to be offered under the Plan will also be adjusted proportionately to take into account any stock splits, stock dividends or similar transactions.

24. How will your shares held by the Agent be voted at meetings of shareholders?

     Shares of Common Stock held by the Agent for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This card will cover all shares of Common Stock registered in your own name as well as all full and fractional shares held by the Agent for your account or held by the Agent for safekeeping under the Plan.

     As in the case of nonparticipating shareholders, if no instructions are indicated by you on a properly signed and returned proxy card, all your shares -- those registered in your own name and those held by the Agent for your account under the Plan -- will be voted in accordance with recommendations of our management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the shares covered by such proxy card (including those held by the Agent under the Plan) will be voted.

25. What are our responsibilities and the responsibilities of the Agent under the Plan?

     We and the Agent will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Agent shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

26.  May the Plan be changed or discontinued?

     Yes. We may suspend, terminate, modify or amend the Plan at any time. Notice will be sent to you of any such suspension or termination, or of any modification or amendment that alters its terms and conditions, as soon as possible after such action by us.

Employees

27. May our employees and employees of Sovereign Bank participate in the Plan?

     Yes. Employees who participate in our Employee Stock Purchase Plan (the "ESPP") automatically participate in the Plan with respect to shares of Common Stock held in the employee's ESPP account. Employees who wish to participate in the Plan with respect to shares of Common Stock held otherwise than under the ESPP may do so in the manner provided for shareholders of record, provided they are record holders of at least one whole share of Common Stock.

Federal Income Tax Consequences

28. What are the federal income tax consequences of participation in the Plan?

Reinvested Dividends.

     In the case of reinvested dividends, when shares are acquired for a participant's account directly from us, the participant will be considered to have received a dividend equal to the fair market value of the shares purchased (i.e., the number of shares purchased on his or her behalf multiplied by the fair market value per share on the Investment Date). The tax basis of such shares will also equal the fair market value of the shares on the Investment Date. The holding period of such shares will begin on the day following the Investment Date.

     In the case of reinvested dividends, when shares are acquired for a participant's account on the open market, the participant will be considered to have received a dividend equal to (i) the amount of cash used to purchase shares on his or her behalf (i.e., the number of shares so purchased multiplied by the average price per share paid by the Agent), plus (ii) that portion of the trading fees paid by us which are attributable to such shares. The tax basis of such shares will also equal the amount of cash used to purchase the shares plus the allocable portion of the trading fees paid by us. The holding period of such shares will begin on the day following the date on which the shares are credited to the participant's account.

Optional Cash Payments.

     In the case of shares acquired directly from us with optional cash payments, a participant generally will be considered to have received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the optional cash payment. The tax basis of such shares will equal the amount of such excess, if any, plus the amount of the optional payment. The holding period of such shares will begin on the day following the Investment Date.

     In the case of shares acquired on the open market with optional cash payments, a participant will be considered to have received a dividend equal to that portion of the trading fees paid by us that are attributable to such shares. The tax basis of such shares will equal the sum of (i) the amount of the optional payment and (ii) the allocable portion of the trading fees paid by us. The holding period of such shares will begin on the day following the date on which the shares are credited to the participant's account.

Additional Information.

     The foregoing discussion assumes that we will, from time to time, have earnings and profits (for federal tax purposes) in excess of its distributions to shareholders. A prospective participant should also note that the "fair market value" of a share of Common Stock on any relevant Investment Date is not necessarily equal to the Current Market Price of such share.

     In the event we, at any time, authorize a discount on optional cash payments, participants who make such payments will normally be required to recognize additional ordinary income relating to the discount.

     A participant will not realize any taxable income upon the receipt of certificates for whole shares credited to the participant's account under the Plan, either upon the participant's request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. A participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fractional share credited to the participant's account, however, will realize a gain or loss. Gain or loss will also be realized by the shareholder upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the shareholder receives for the shares, and the shareholder's tax basis therefor. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term or short-term depending on how long the participant held the shares.

     A foreign shareholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such participant's Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

     The final statement received from the Agent during any calendar year will include tax information for the year.

     The foregoing discussion is only a brief summary of certain federal income tax provisions applicable to participation in the Plan based on current law and is for general information only. It is not a complete enumeration or analysis of all the tax consequences of participating in the Plan and may not describe the tax consequences to a particular participant in light of individual circumstances. The law and interpretational authorities on which such summary is based are subject to change at any time, which could change the tax consequences described above. Accordingly, participants are urged to consult their own tax advisors for advice relating to the federal, state, local and foreign tax consequences of participation in the Plan.

                       USE OF PROCEEDS

     We know neither the number of shares that will ultimately be purchased under the Plan nor the prices at which such shares will be purchased. To the extent that shares are purchased from us, we intend to add the proceeds from such purchases to our general funds for general corporate purposes.

                 DESCRIPTION OF CAPITAL SECURITIES

     Our authorized capital consists of 400,000,000 shares of Common Stock, no par value, and 7,500,000 shares of authorized preferred stock. As of March 1, 2001, there were 251,195,041 shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than as described below under "Units" and "Shareholder Rights Plan," and options granted under our stock option plans.

Common Stock

     The holders of our Common Stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

     Prior to the issuance of any of our preferred stock that possesses voting rights (see "Preferred Stock" below), the holders of shares of Common Stock will possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our Common Stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

     The holders of our Common Stock have no preemptive rights to acquire any additional shares of our Common Stock. In addition, our Common Stock is not subject to redemption.

     Our articles of incorporation authorize our board of directors to issue authorized shares of our Common Stock without shareholder approval. Our Common Stock is included for quotation on the Nasdaq National Market. As a result, in order to maintain such inclusion, approval of our shareholders is required for the issuance of additional shares of our Common Stock or securities convertible into our Common Stock if the issuance of such securities:

     * relates to acquisition of a company and the securities to be issued will have 20% or more of the voting power outstanding before the issuance;

     * relates to acquisition of a company in which a director, officer or substantial shareholder of our Common Stock has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding Common Stock or voting power of 5% or more;

     * relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our Common Stock or 20% or more of the voting power outstanding before issuance; or

     *  would result in a change in control of us.

     Under Nasdaq National Market rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which our other security holders or employees participate.

     In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our Common Stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding of our preferred stock.

Preferred Stock

     Our board of directors is authorized to approve the issuance of our preferred stock, without any required approval of shareholders. Our board determines the rights, qualifications, restrictions, and limitations on each series of our preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of our Common Stock. Shares of our preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over our Common Stock, and may be convertible into our Common Stock.

Units

     On November 15, 1999, Sovereign Capital Trust II, a special purpose statutory trust, issued 5,750,000 units of trust preferred securities. Each unit consists of:

     * a preferred security having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets will consist solely of debentures issued by us; and

     * a warrant to purchase, at any time prior November 20, 2029 (subject to redemption), 5.3355 shares (subject to antidilution adjustments) of our Common Stock.
        The exercise price of the warrants is equal to the accreted value of the preferred securities (subject to antidilution adjustments). The accreted value of a preferred security is equal to the accreted value of a debenture, which is equal to the sum of the initial purchase price of the preferred security component of each unit (i.e. $32.50) plus accrual of the discount (i.e. the difference between the principal amount of $50 payable in respect of a debenture on November 15, 2029 and the initial purchase price), calculated from November 15, 1999 to the date of calculation at the all-in-yield of 11.74% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on November 15, 2029.

Shareholder Rights Plan

     We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our Common Stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if our board of directors declares a person or group who has become a beneficial owner of at least 4.9% of our Common Stock or total voting power an "adverse person," as defined in the rights plan.

     After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either our Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     We can generally redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, our board of directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

     Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

     * empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

     * divide our board of directors into three classes serving staggered three-year terms;

     * restrict the ability of shareholders to remove directors;

     * require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if the transaction is not approved, in advance, by our board of directors;

     *  prohibit shareholders' actions without a meeting;

     * require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

     * require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

     *  eliminate cumulative voting in elections of directors;

     * require an affirmative vote of at least two-thirds of out total voting power in order for shareholders to repeal or amend our bylaws;

     * require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     * provide that officers, directors, employees, agents and person who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

     * require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     * prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

     * expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     * provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

     * provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     * provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     * provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business
Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     * redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     * render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     * act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     We opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of our output from coverage for these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

                          LEGAL MATTERS

     The legality of the shares of the Common Stock offered hereby will be passed upon for Sovereign by Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania 19601, counsel to
Sovereign.

                            EXPERTS

     Our consolidated balance sheets as of December 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2000 incorporated by reference in this Prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon.

     Our audited consolidated financial statements have been so incorporated by reference in reliance upon the report of Ernst & Young LLP, which report, incorporated by reference in this Prospectus, has been given upon the authority of such firm as experts in accounting and auditing.

                         INDEMNIFICATION

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Our bylaws provide for (1) indemnification of our directors, officers, employees and agents , and (2) the elimination of our director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Our directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.



                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

SEC registration fee..................................$   4,188
Printing fees..........................................  10,000
Accountant's fees and expenses.........................  10,000
Legal fees and expenses................................  10,000
Miscellaneous fees.....................................  10,000

     Total............................................$  44,188

     The foregoing are estimates, except for the SEC registration fee and the NASD listing fees.


Item 15.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Sovereign Bancorp provide for
(1) indemnification of directors, officers, employees, and agents of Sovereign Bancorp and its subsidiaries and (2) the elimination of a director's liability for monetary damages to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign Bancorp.

Item 16.  Exhibits.

     The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:  (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings in clauses (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on March 22, 2001.

                               SOVEREIGN BANCORP, INC.

                               By  /s/ Jay S. Sidhu
                                   Jay S. Sidhu,
                                   President and Chief Executive
                                   Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Dennis S. Marlo, Lawrence M. Thompson, Jr. or Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                Title

/s/ Richard E. Mohn         Chairman of the       March 22, 2001
Richard E. Mohn             Board and Director

/s/ Jay S. Sidhu            President, Chief      March 22, 2001
Jay S. Sidhu                Executive Officer
                            and Director

                            Director              March 22, 2001
John Anderson Fry

                            Director              March 22, 2001
Brian Hard

/s/ Rhoda S. Oberholtzer    Director              March 22, 2001
Rhoda S. Oberholtzer

/s/ Daniel K. Rothermel     Director              March 22, 2001
Daniel K. Rothermel

/s/ Cameron C. Troilo       Director              March 22, 2001
Cameron C. Troilo

/s/ Dennis S. Marlo         Chief Financial       March 22, 2001
Dennis S. Marlo             Officer

/s/ Mark R. McCollom        Chief Accounting      March 22, 2001
Mark R. McCollom            Officer



                          EXHIBIT INDEX

Number    Description

  4.1 Amended and Restated provisions of Articles of Incorporation of Sovereign Bancorp, Inc.
          (Incorporated by reference to Exhibit 3.1 to Sovereign's Registration Statement No. 333-86961-01 on Form S-3.)

  4.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1998)

  4.3 Rights Agreement, dated September 19, 1989, between Sovereign Bancorp, Inc. and Harris Trust Corporation of New York. (Incorporated by reference to Exhibit 4 to Sovereign Bancorp's Current Report on Form 8-K dated October 12, 1989).

  4.4 Amendment to Rights Agreement dated as of September 27, 1995, between Sovereign Bancorp, Inc. and Chemical Bank, as successor to Harris Trust Company of New York, as Rights Agent (Incorporated by reference to Exhibit 4.1 to Sovereign Bancorp's Current Report on Form 8-K/A No. 1 dated January 8,
          1996).

  5.1     Opinion and consent of Stevens & Lee.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Stevens & Lee (included in Exhibit 5.1).

 24.1 Powers of Attorney of Directors and Officers (included on signature page).